Exhibit 99.1

Mobile Reach Completes Acquisition of Waves Consulting Group, Inc.
Thursday January 8 2004, 9:30 am ET

CARY, N.C., January 8, 2004 — Mobile Reach International, Inc., (OTC BB:MBRI.OB — News) a product and services company that focuses on integrating mobility solutions, announced today it has completed the acquisition of Waves Consulting Group, Inc. The acquisition provides Mobile Reach the opportunity to become one of the top mid-market technology companies to offer end-to-end business solutions for the mobile workforce. Waves Consulting Group, a hardware and IT solutions company, maintains considerable market share across the Southeast with its core offering of the virtual CIO product — Helping Hands.

The transaction was completed on January 2, 2004. The newly acquired company is operating as a wholly-owned subsidiary of Mobile Reach International, Inc., under the name Waves Consulting Group, Inc. headquartered together in the new corporate facilities of Mobile Reach, located in Cary, N.C.

After completion of the merger, Mobile Reach International, Inc. has approximately 40 employees, with combined annual revenues projected to be in excess of $5 million during 2004.

``We are extremely pleased with the results of the Waves’ acquisition; we have already begun seeing signs of the strategic processes directly impacting our bottom line and customer satisfaction,’’ said Michael J. Hewitt, CEO, Mobile Reach International, Inc.

About Mobile Reach:

Mobile Reach International (MRI) is a product and services company focused on providing mobile business solutions throughout the United States and Europe. The product offerings are used to extend and integrate business applications to mobile platforms. Additionally, our wide range of service offerings includes a myriad of support functions including the definition, selection, implementation and utilization of mobile business solutions. Visit http://www.mobilereach.com.

About Waves Consulting Group:

Headquartered in Cary, N.C., Waves Consulting Group provides businesses of any size with reliable computer, telephone and network management services. The company implements, manages and supports cost effective outsourced infrastructure management solutions that deploy leading-edge technology to help companies increase revenue, manage growth and achieve maximum return on their information technology investment. Waves is a trusted business partner for companies in New York, North Carolina, and Southern California. Visit http://www.wavescg.com .

Forward-Looking Statements:

Certain statements in this news release may constitute ``forward-looking’’ statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements.

Media Contact Information:
Mobile Reach International, Inc.
Phone: 1.919.469.6990
ir@mobilereach.com